Exhibit 10E

MCT

INTEROFFICE MEMO

TO:	Tom Maun

FROM:	Roger Gower
Kathy Dimmick

DATE:	July 15, 2002

SUBJECT:

Promotion

We are pleased to offer you the position of Vice President of Finance and CFO for MCT.  In this role you will be reporting to Roger Gower, President and CEO.

Your base salary will be $ 150,000 per year, paid at a rate of $ 5,769.23 bi-weekly.  The effective date will be July 15, 2002.  Your base salary will be subject to the existing “salary reduction” affecting all MCT personnel with annual salaries above $ 100k, but only to the level in place prior to your promotion.  In addition to your base salary, you will accrue vacation at a rate of 4 weeks per year.  MCT will provide for your use a laptop computer, and a cell phone.  You will also receive indemnity from liability through the MCT corporate by-laws.

You will be granted options to purchase 65,000 shares of MCT stock.  The options have been approved by the board using the July 15, 2002 per share market close price of $1.84. The options vest at a rate of 25% per year, beginning on the first anniversary date from the date of grant.

MCT will also guarantee your salary and insurance benefits for nine months if you are terminated, or incur a change in position or substantial diminution in responsibilities as a result of any change in control. Your employment with MCT will remain at-will, which means that it can be terminated by either you or MCT at any time for any reason.  Nothing contained in this letter or the MCT Employee Agreement alters your status as an at-will employee. You will also be subject to the company’s standard policies and procedures.

Because this change is a transfer, you will be eligible for a performance review July 1, 2003.  Salary increases may take place July 1, 2003 and each July 1 thereafter.

We wish to extend to you our sincere congratulations in receiving this offer.  We are confident you will find this new position to be both challenging and rewarding.

Roger Gower	Kathy Dimmick
President & CEO	Human Resources Manager

Accepted:

Employee signature	Date